Exhibit 32.1

Certification of Chief Executive Officer Pursuant to

Section 1350 of Chapter 63 of Title 18 of the United States Code

I, David W. Wessling, Member, Employee Benefits Committee of The Mosaic Company, certify that (i) the Annual Report on Form 11-K for the fiscal year ended December 31, 2004 with respect to the IMC Global Inc. Represented Retirement Savings Plan fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and (ii) the information contained in such report fairly presents, in all material respects, the financial condition and results of operations of the IMC Global Inc. Represented Retirement Savings Plan.

June 29, 2005

David W. Wessling
David W. Wessling

A signed original of this written statement required by Section 1350 of Chapter 63 of Title 18 of the United States Code has been provided to The Mosaic Company and will be retained by The Mosaic Company and furnished to the Securities and Exchange Commission or its staff upon request.